HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 AMENDMENT NO. 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           HALLWOOD ENERGY CORPORATION
                                (NAME OF ISSUER)


                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)


                                     40636X
                                 (CUSIP NUMBER)



                                 DONALD L. BRAUN
                      PRESIDENT OF THE GENERAL PARTNERS OF
                           HALL FINANCIAL GROUP, LTD.
                                       AND
                            HALL PHOENIX/INWOOD, LTD.
                         6801 GAYLORD PARKWAY, SUITE 100
                               FRISCO, TEXAS 75034
                                 (972) 377-1100
                       (NAME, ADDRESS AND TELEPHONE NUMBER
                         OF PERSON AUTHORIZED TO RECEIVE
                           NOTICES AND COMMUNICATIONS)



                                 APRIL 11, 2001
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report this acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]


SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 1 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Hall Financial Group, Ltd.         75-2737328

--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group

              (a)     [ ]
              (b)     [X]
--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions) WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization. Texas

--------------------------------------------------------------------------------

Number of         7.       Sole Voting Power129,000
Shares            ______________________________________________________________
Beneficially
Owned by          8.       Shared Voting Power        - 0 -
Each              ______________________________________________________________
Reporting
Person            9.       Sole Dispositive Power    129,000
With              ______________________________________________________________

       10.    Shared Dispositive Power - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate  Amount  Beneficially  Owned  by Each  Reporting  Person

              129,000

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)    1.3

--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions)    PN

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 2 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Hall Phoenix/Inwood, Ltd.          75-2503042

--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group

              (a)     [ ]
              (b)     [X]
--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions) WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization. Texas

--------------------------------------------------------------------------------

Number of         7.       Sole Voting Power115,911
Shares            ______________________________________________________________
Beneficially
Owned by          8.       Shared Voting Power       - 0 -
Each              ______________________________________________________________
Reporting
Person            9.       Sole Dispositive Power    115,911
With              ______________________________________________________________

       10.    Shared Dispositive Power          - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate  Amount  Beneficially  Owned  by Each  Reporting  Person

              115,911

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)    1.2

--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions)   PN
--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 3 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Hall Financial Group GP, Inc.               75-2737120
--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group
              (a)     [ ]
              (b)     [X]
--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions) WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization.     Texas

--------------------------------------------------------------------------------

Number of         7.       Sole Voting Power
Shares
Beneficially               See Item 7 for Hall Financial Group, Ltd.
Owned by          ______________________________________________________________
Each
Reporting         8.       Shared Voting Power        - 0 -
Person            ______________________________________________________________
With
                  9.       Sole Dispositive Power

                           See Item 9 for Hall Financial Group, Ltd.
                  ______________________________________________________________

         10.      Shared Dispositive Power           - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate Amount  Beneficially Owned by Each Reporting Person. See
              Item 11 for Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)

              See Item 13 for Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions)       CO

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 4 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).


              Phoenix/Inwood Corporation         75-2430745

--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group

              (a)      [ ]
              (b)      [X]
--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions) WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization.    Texas

--------------------------------------------------------------------------------

Number of         7.   Sole Voting PowerSee Item 7 for Hall Phoenix/Inwood, Ltd.
Shares            ______________________________________________________________
Beneficially
Owned by          8.   Shared Voting Power       - 0 -
Each              ______________________________________________________________
Reporting
Person            9.   Sole Dispositive Power
With
                       See Item 9 for Hall Phoenix/Inwood, Ltd.
                  ______________________________________________________________

       10.    Shared Dispositive Power           - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate Amount Beneficially Owned by Each Reporting Person.

              See Item 11 for Hall Phoenix/Inwood, Ltd.

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)

              See Item 13 for Hall Phoenix/Inwood, Ltd.
--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions)       CO

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 5 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Donald L. Braun

--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group
              (a)      [ ]
              (b)      [X]
--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions)        WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization.     Texas

--------------------------------------------------------------------------------

Number of     7.       Sole Voting Power
Shares
Beneficially           See Item 7 for Hall Phoenix/Inwood, Ltd. and
Owned by               Hall Financial Group, Ltd.
Each          __________________________________________________________________
Reporting
Person        8.       Shared Voting Power       - 0 -
With          __________________________________________________________________

              9.       Sole Dispositive Power

                       See Item 9 for Hall Phoenix/Inwood, Ltd. and
                       Hall Financial Group, Ltd.
              __________________________________________________________________

       10.    Shared Dispositive Power           - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate Amount Beneficially Owned by Each Reporting Person.

              See Item 11 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)

              See Item 13 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions)       IN

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 6 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Mark Depker
--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group
              (a)      [ ]
              (b)      [X]
--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions)   WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization. Texas

--------------------------------------------------------------------------------

              7.       Sole Voting Power  See Item 7 for

Number of              Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
Shares        __________________________________________________________________
Beneficially
Owned by      8.       Shared Voting Power       - 0 -
Each          __________________________________________________________________
Reporting
Person        9.       Sole Dispositive Power  See Item 9 for
With
                       Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
              __________________________________________________________________

       10.    Shared Dispositive Power           - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate Amount Beneficially Owned by Each Reporting Person.

              See Item 11 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)

              See Item 13 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 7 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Larry E. Levey
--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group

              (a)      [ ]
              (b)      [X]
--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions) WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization. Texas

--------------------------------------------------------------------------------

Number of     7.   Sole Voting Power  See Item 7 for .
Shares
Beneficially       Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd
Owned by      __________________________________________________________________
Each
Reporting     8.   Shared Voting Power       - 0 -
Person        __________________________________________________________________
With
              9.   Sole Dispositive Power  See Item 9 for

                   Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
              __________________________________________________________________

       10.    Shared Dispositive Power      - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate Amount Beneficially Owned by Each Reporting Person.

              See Item 11 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13. Percent of Class Represented by Amount in Row (11) See Item 13 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 8 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Hubert Langston, Jr.

--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group
                  (a)      [ ]
                  (b)      [X]

--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions) WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization.    Texas

--------------------------------------------------------------------------------

Number of     7.   Sole Voting Power  See Item 7 for Hall Financial Group, Ltd.
Shares        __________________________________________________________________
Beneficially
Owned by      8.   Shared Voting Power       - 0 -
Each          __________________________________________________________________
Reporting
Person        9.    Sole Dispositive Power
With
                    See Item 9 for Hall Financial Group, Ltd.
              __________________________________________________________________

       10.    Shared Dispositive Power           - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate Amount Beneficially Owned by Each Reporting Person.

              See Item 11 for Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)

              See Item 13 for Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions)     IN

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                      PAGE 9 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Keith Taylor

--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group

              (a)      [ ]
              (b)      [X]

--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions) WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization.    Texas

--------------------------------------------------------------------------------

Number of     7.    Sole Voting Power  See Item 7 for Hall Financial Group, Ltd.
Shares        __________________________________________________________________
Beneficially
Owned by      8.    Shared Voting Power       - 0 -
Each          __________________________________________________________________
Reporting
Person        9.    Sole Dispositive Power
With
                    See Item 9 for Hall Financial Group, Ltd.
              __________________________________________________________________

       10.    Shared Dispositive Power        -0-

--------------------------------------------------------------------------------

       11.    Aggregate Amount Beneficially Owned by Each Reporting Person.

              See Item 11 for Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)

              See Item 13 for Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions)        IN

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 10 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Craig Hall

--------------------------------------------------------------------------------

       2.     Check the Appropriate Box if a Member of a Group

              (a)      [ ]
              (b)      [X]

--------------------------------------------------------------------------------

       3.     SEC Use Only.

--------------------------------------------------------------------------------

       4.     Source of Funds (See Instructions)    WC

--------------------------------------------------------------------------------

       5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

       6.     Citizenship or Place or Organization.    Texas

--------------------------------------------------------------------------------

Number of     7.       Sole Voting Power See Item 7 for
Shares
Beneficially           Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
Owned by      __________________________________________________________________
Each
Reporting     8.       Shared Voting Power       - 0 -
Person        __________________________________________________________________
With
              9.       Sole Dispositive Power See Item 9 for

                       Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
              __________________________________________________________________

       10.    Shared Dispositive Power           - 0 -

--------------------------------------------------------------------------------

       11.    Aggregate Amount Beneficially Owned by Each Reporting Person.

              See Item 11 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

       13.    Percent of Class Represented by Amount in Row (11)

              See Item 13 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.

--------------------------------------------------------------------------------

       14.    Type of Reporting Person (See Instructions)   IN

--------------------------------------------------------------------------------

SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 11 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------


                         SCHEDULE 13D - AMENDMENT NO. 1


ITEM 1.           SECURITY AND ISSUER.

                  Common stock, Hallwood Energy Corporation, 4610 South Ulster Street Parkway, Suite 200, Denver, Colorado 80237. Their mailing address is Hallwood Energy Corporation, 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237.

ITEM 2.           IDENITY AND BACKGROUND.

                  This Schedule is signed on behalf of the following:

                  (a)      Hall   Financial   Group,   Ltd.,  a  Texas   limited
                           partnership;
                  (b)      Hall Financial  Group GP, Inc., a Texas  corporation,
                           General Partner of Hall Financial Group, Ltd.;
                  (c)      Hall   Phoenix/Inwood,    Ltd.,   a   Texas   limited
                           partnership;
                  (d)      Phoenix/Inwood   Corporation,  a  Texas  corporation,
                           General Partner of Hall Phoenix/Inwood, Ltd.;
                  (e)      Donald L. Braun,  President of Hall  Financial  Group
                           GP, Inc. and President and Treasurer of Phoenix/Inwood Corporation;
                  (f) Mark Depker, Executive Vice President of Hall Financial Group GP, Inc. and Vice President of Phoenix/Inwood Corporation;
                  (g) Larry Levey, Executive Vice President and Secretary of Hall Financial Group GP, Inc. and Vice President and Secretary of Phoenix/Inwood Corporation;
                  (h) Hubert Langston, Jr., Vice President of Hall Financial Group GP, Inc.;
                  (i)      Keith Taylor,  Treasurer of Hall Financial  Group GP,
                           Inc.
                  (j) Craig Hall, sole Director of Hall Financial Group GP, Inc. and of Phoenix/Inwood Corporation

                  Each of the foregoing is hereinafter referred to, individually, as a "Reporting Person" and, collectively as the "Reporting Persons". Each of the individuals listed herein is a Reporting Person solely because of his position as an officer or director of one or both the corporate general partners of the limited partnerships Hall Financial Group, Ltd. and Hall Phoenix/Inwood, Ltd. Mr. Braun authorizes the investments on behalf of both entities. The principal office and business address of all the Reporting Persons is 6801 Gaylord Parkway, Suite 100, Frisco, Texas 75034. The principal businesses of Hall Financial Group, Ltd. are investing in private and public businesses, investment manager, real estate developer and manager, and lender. The principal business of Hall Phoenix/Inwood, Ltd. is investing in public and private businesses. The principal businesses of Phoenix/Inwood Corporation and Hall Financial Group GP, Inc. are to serve as the General Partner of its respective limited partnership, Hall Financial Group, Ltd. or Hall Phoenix/Inwood, Ltd. The principal occupation of each of the individual Reporting Persons other than Craig Hall is to serve in his respective officer position for one or both of the corporate entities listed above in the positions listed above. The principal occupation of Craig Hall is investor. All of the Reporting Persons conduct their principal occupation from 6801 Gaylord Parkway, Suite 100, Frisco, Texas 75034.

                  None of the Reporting Persons, during the last five years, has been convicted in any criminal proceedings or was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 12 OF 23


HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------


ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  The  Reporting  Persons Hall  Financial  Group,  Ltd. and Hall
                  Phoenix/Inwood,   Ltd.   utilized  their  working  capital  to
                  purchase the Securities.

ITEM 4.           PURPOSE OF TRANSACTION.

                  The  Reporting  Persons Hall  Financial  Group,  Ltd. and Hall
                  Phoenix/Inwood, Ltd. made their purchases or sales of these Securities for investment purposes based on market conditions at the time of each purchase or sale and currently do not have any plans or proposals regarding the investments or the issuer. Purchases were made based on the market price, and sales were made to realize profits. These Reporting Persons will consider both additional acquisitions or dispositions of shares in the issuer if the Reporting Persons believe either to be appropriate based on market conditions.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Hall  Financial  Group,  Ltd  purchased or sold the  following
                  Securities of the issuer since the date of the filing of their
                  Schedule 13-D dated  December 5, 2000 that was filed  December
                  8, 2000.

                        Reporting Person       Shares Purchased   Shares Sold    Average Price   Trade Date
                        ----------------       ----------------   -----------    -------------   ----------
                  Hall Financial Group, Ltd.             24,500                        $ 9.241      3/21/01
                  Hall Financial Group, Ltd.             16,000                        $ 9.276      3/23/01
                  Hall Financial Group, Ltd.              4,100                        $ 9.014      3/23/01
                  Hall Financial Group, Ltd.              5,400                        $ 9.503      3/28/01
                  Hall Phoenix/Inwood,  Ltd.                          (51,800)         $12.250      4/10/01
                  Hall Phoenix/Inwood,  Ltd.                         (148,200)         $12.250      4/11/01
                  Hall Phoenix/Inwood,  Ltd.                          (90,000)         $12.300      4/12/01
                  Hall Financial Group, Ltd.                          (19,400)         $12.300      4/16/01


                  All purchases and sales were made on the NASDAQ market through brokerage accounts.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  The partnerships and corporations named in Item 2 are affiliated entities under common control, and all individuals named in Item 2, other than Mr. Hall, are the officers of the corporate general partners of the limited partnerships that purchased the Securities. Mr. Hall is the sole director of each of those corporate general partners. Hall Financial Group, Ltd. and Hall Phoenix/Inwood Ltd. are controlled by the same individuals, who are the individual Reporting Persons, but they have no contracts, arrangements or understandings with any other person with respect to the securities. The Securities referenced on this Schedule have not been pledged, but were purchased through and are held in brokerage accounts that provide for margining of securities.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

                  None.



SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 13 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date


HALL FINANCIAL GROUP, LTD.
a Texas limited partnership

By:      Hall Financial Group GP, Inc.
         a Texas corporation, its general partner


By:  /s/ Donald L. Braun
   ---------------------
         Donald L. Braun
         Its:  President




                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 14 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date


HALL FINANCIAL GROUP GP, INC.
a Texas corporation



By:  /s/ Donald L. Braun
   ---------------------
         Donald L. Braun
         Its:  President






                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 15 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date


HALL PHOENIX/INWOOD, LTD.
a Texas limited partnership

By:      Phoenix/Inwood Corporation
         a Texas corporation, its general partner



By:  /s/ Donald L. Braun
   ---------------------
         Donald L. Braun
         Its:  President





                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.




SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 16 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date


PHOENIX/INWOOD CORPORATION
a Texas corporation



By:  /s/ Donald L. Braun
   ---------------------
         Donald L. Braun
         Its:  President






                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 17 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date




  /s/ Donald L. Braun
------------------------------
 Donald L. Braun, Individually





                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 18 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date




  /s/ Mark Depker
--------------------------
 Mark Depker, Individually





                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.






SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 19 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date




  /s/ Larry E. Levey
----------------------------
Larry E. Levey, Individually





                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 20 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date




  /s/ Hubert Langston, Jr.
----------------------------------
Hubert Langston, Jr., Individually





                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 21 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date




  /s/ Keith Taylor
--------------------------
Keith Taylor, Individually





                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.





SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 22 OF 23

HALLWOOD ENERGY CORPORATION -
-----------------------------
SC 13/D - AMENDMENT NO. 1                                CUSIP NUMBER     40636X
--------------------------------------------------------------------------------



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 19, 2001
--------------
Date




  /s/ Craig Hall
------------------------
Craig Hall, Individually





                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.







SCHEDULE 13D - AMENDMENT NO. 1                                     PAGE 23 OF 23